UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2011

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-12882	88-0242733
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 7, 2011, Echelon Resorts LLC (“Echelon”) entered into a Periodic Fee Agreement (the “Periodic Fee Agreement”) with LVE Energy Partners LLC (“LVE”). Echelon is a wholly-owned subsidiary of Boyd Gaming Corporation (the “Company”) and a party to that certain Energy Sales Agreement, dated as of April 26, 2007, as amended (the “ESA”), with LVE.

The Periodic Fee Agreement is effective from March 4, 2011 (the “Effective Date”) until the earliest to occur of the following events (such earliest date, the “Termination Date”): (i) the date on which Echelon resumes construction of the Echelon resort and the parties agree to certain milestones with respect to the performance of the ESA; (ii) the date on which Echelon has purchased all or substantially all of the assets of LVE pursuant to the Purchase Option (as defined below); and (iii) the date on which LVE draws down and receives the full amount available under the Letter of Credit (as defined below). On and after the Termination Date, the Periodic Fee Agreement shall be null and void and shall be deemed dissolved and of no effect, and the terms of the ESA shall be as they were prior to execution of the Periodic Fee Agreement.

The Periodic Fee Agreement provides for monthly payments by Echelon to LVE of $990,548.16 (subject to a reduction for Echelon’s allocable share of reduced interest costs attributed to Tax-Exempt Bonds (as defined below) LVE redeems in excess of $27,000,000) plus certain operation and maintenance fees (estimated by LVE not to exceed an aggregate of $600,000 annually) on March 4, 2011 and the first day of each month, beginning on April 1, 2011 and ending on November 1, 2013. Monthly payments are also due on the first day of each month after November 1, 2013; however, the amount of the payments after such date will be based on the then-outstanding principal amount of LVE’s obligation to its Lenders, the Tax-Exempt Bonds and certain advances from its members.

The Periodic Fee Agreement also provides that from the Effective Date through the Termination Date, neither LVE nor Echelon would give notice of, file or otherwise initiate any claim or cause of action, in or before any court, administrative agency, arbitrator, mediator or other tribunal, that arises under the ESA, subject to certain exceptions, and any statute of limitations or limitation periods for defenses, claims, causes of actions and counterclaims shall be tolled during such period (the “No-Litigation Period”).

To secure Echelon’s obligations under the Periodic Fee Agreement, Echelon also agreed to post a letter of credit in the amount of $6,000,000 for the benefit of LVE (the “Letter of Credit”). LVE is entitled to draw down the Letter of Credit in the event that Echelon fails to make payments required pursuant to the Periodic Fee Agreement (a “Buyer Event of Default”). LVE is obligated to reimburse Echelon for its reasonable substantiated third-party costs incurred in providing the Letter of Credit.

LVE also granted Echelon and the Company an option to purchase substantially all of the assets of LVE (the “Purchase Option”) for a purchase price of approximately $195.1 million (subject to certain adjustments), which may be exercised from the Effective Date through the Termination Date, provided that no Buyer Event of Default has occurred and remains ongoing.

The Periodic Fee Agreement provides, among other things, for (i) LVE’s maintenance of certain construction permits and certain assets; (ii) LVE’s delivery of releases to Echelon from certain professional service contracts and its engagement of replacement professional service providers if the necessary releases are not obtained; (iii) LVE’s delivery of recommendations to Echelon regarding certain aspects of the central energy center and energy distribution system at the Echelon resort (the “System”); (iv) the resolution of disputes between LVE and Echelon with respect to certain aspects of the System; (v) the possible sale of certain portions of the System; and (vi) LVE’s agreement (subject to the consent of the applicable trustee) to use commercially reasonable efforts to redeem a portion of the tax-exempt bonds issued on behalf of LVE on December 20, 2007 (the “Tax-Exempt Bonds”), subject to certain exceptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2011	Boyd Gaming Corporation

/s/ Josh Hirsberg
Josh Hirsberg
Senior Vice President, Chief Financial Officer and Treasurer